Exhibit 10.3

July 29, 2008

Mark J. Gallenberger

LTX Corporation

825 University Avenue

Norwood, Massachusetts 02062

Dear Mark:

Reference is made to that certain Waiver Letter dated as of June 20, 2008 (the “Waiver Letter”) between you and LTX Corporation, a Massachusetts corporation (“LTX”), relating to (i) the Change-of-Control Employment Agreement dated October 2, 2000 (your “Employment Agreement”) between you and LTX and (ii) the Agreement and Plan of Merger, dated as of June 20, 2008 (the “Merger Agreement”), by and among LTX, Zoo Merger Corporation (“Merger Sub”), a Delaware corporation and a direct, wholly-owned subsidiary of LTX, and Credence Systems Corporation, a Delaware corporation (“Credence”).

This letter serves to confirm your acknowledgement and agreement that, in addition to the matters set forth in the Waiver Letter, neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby (including, without limitation, the merger of Merger Sub with and into Credence) shall constitute a Change of Control, Change in Control, Change in Control Event or similar event under any agreement or plan governing any stock option, restricted stock, restricted stock unit or other equity award granted to you by LTX.

Except as expressly modified by the terms of the Waiver Letter, as further modified hereby, your Employment Agreement shall remain in full force and effect in accordance with its original terms.

Very truly yours, LTX CORPORATION

By:	/s/ David G. Tacelli
Name: Title:	David G. Tacelli President & CEO

ACKNOWLEDGED AND AGREED:

/s/ Mark J. Gallenberger
Name: Mark J. Gallenberger Date: July 29, 2008